Exhibit 99.1

NEWS RELEASE

CSL008021

10/21/08

Carlisle Companies Reports Third Quarter

CHARLOTTE, NORTH CAROLINA, October 21, 2008… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $832.5 million for the quarter ended September 30, 2008, a 14% improvement over net sales of $730.4 million in the third quarter of 2007.  Sales increased in all segments and organic sales growth was 7%.  The Applied Technologies segment’s acquisitions of the Dinex foodservice business in January 2008 and the Carlyle interconnect solutions business in April 2008, accounted for $53.7 million, or 7%, of sales growth.

Operating income of $81.8 million in the third quarter 2008 compared with $89.2 million in the third quarter of 2007.  The decrease in operating income of 8% was primarily due to the combination of unrecovered raw material cost increases and a decline in unit volume within the Transportation Products and Applied Technologies segments.  Income from continuing operations of $50.6 million, or $0.83 per diluted share, in the third quarter of 2008 compared with income from continuing operations in the third quarter 2007 of $84.3 million, or $1.34 per diluted share.  Third quarter 2007 income from continuing operations included an after-tax gain of $29.4 million, or $0.47 per diluted share, on the sale of the Company’s interest in the European construction materials company, Icopal, on July 31, 2007.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “Our third quarter sales grew in all segments but we did see several of our end markets experience reduced demand, most notably within the Transportation Products and Applied Technologies segments.  Continued softness in consumer outdoor power equipment tire and wheel sales, slowing demand for small construction trailers, a decline in core foodservice business and the impact of the continuing strike at The Boeing Company on the interconnect technologies business was more than offset by sales growth in construction materials, agricultural tires, specialty trailers, healthcare foodservice products and off-highway brakes.   With many of our end markets facing difficult challenges as a result of global economic conditions, we expect slowing in some of our markets and we do not expect any organic sales growth in the Construction Materials segment in the fourth quarter.  We anticipate that our full year organic growth will be in the range of 4% to 6%.”

Mr. Roberts further commented on the third quarter 2008 results, “Our operating earnings for the quarter were negatively impacted by increased raw material costs. While these costs appear to be stabilizing, we have not been able to pass along all of the increases due to market softness and competitive challenges.  Our margins will continue to be under pressure over the next two quarters as we sell inventories that include these higher cost materials.”

Mr. Roberts continued, “Despite the challenges in our end markets, we are focused on improving our operating margins and cash flow through the implementation of the Carlisle Operating System.  This will include a concerted effort to increase our inventory turns.  As we reduce our inventory, we will experience a near-term unfavorable impact on our operating earnings; however, we expect our cash flows to improve during this transition.”

“We are also consolidating facilities in our Transportation Products and Applied Technologies segments.  In our Transportation Products segment, we will consolidate our California wheel manufacturing operations into one location.  We are also consolidating three Distribution Center facilities in the Southeast U.S. into McDonough, Georgia as well as consolidating our two facilities in Texas into a single facility.  The estimated pre-tax cost to consolidate these manufacturing and distribution facilities is $3.5 million.  In the Applied Technologies segment, our foodservice business will consolidate its Georgia and Wisconsin janitorial sanitation manufacturing facilities into one facility in Sparta, Wisconsin at an estimated pre-tax cost of $2.5 million.  These consolidation costs are expected to be incurred over the next six months with approximately $4.0 million recorded in the fourth quarter 2008.

“In addition to the consolidation of the aforementioned Tire & Wheel and FoodService plants, we are closing two Construction Materials insulation plants.  Two of the twelve plants we bought during the Insulfoam acquisition in May 2007 have exposure to the residential construction market. The outlook for residential construction dictates that we close the expanded polystyrene plants in Texas and South Carolina.  These plant closures are expected to be completed during the fourth quarter of 2008 at a pre-tax cost of approximately $8.5 million.

“We believe these actions are necessary to position us to achieve our long-term margin goals; therefore, we will be incurring pre-tax closure costs of approximately $14.5 million over the next two quarters.  We will continue to evaluate additional opportunities to streamline our operations.

“We are continuing to make progress in divesting our power transmission belt business and on-highway brake business anticipating that net after-tax cash proceeds will be in excess of $100 million.  Our balance sheet remains strong, and we will be able to fund organic growth and future acquisitions.  The sale of the discontinued businesses will serve to further strengthen our financial position.”

Roberts concluded by stating, “We are encouraged by the early results from the implementation of the Carlisle Operating System and we remain confident that we will achieve our long-term goals.”

Construction Materials: Net sales of $448.1 million in the third quarter 2008 increased 8% over net sales of $417.0 million for the third quarter 2007 on strong roofing membrane and insulation sales.  Despite the strong sales growth for the quarter, as in the first half 2008, operating income was impacted by increased raw material costs.  Operating income of $60.8 million in the third quarter 2008 compared with $63.8 million in the third quarter 2007.  The previously announced price increases across all Construction Materials product lines, along with cost reductions and expense containment, helped to mitigate some of the raw material cost increases.  With raw material costs stabilizing late in the quarter, the primary concern at this time is related to how the credit markets will impact demand in the construction markets over the next year.

Transportation Products:  Net sales of $205.2 million for the third quarter 2008 increased 6% compared with net sales of $193.3 million in 2007.  Softness in the consumer outdoor power equipment (OPE), high-speed trailer tire and wheel, and styled wheel markets was offset by growth in the commercial OPE, ATV, and agricultural and construction tire and wheel markets.  Sales growth for specialized and pneumatic trailers more than offset continued softness in construction trailers.

Operating income of $8.7 million in the third quarter of 2008 compared with operating income of $15.5 million for the same period 2007.  Costs have increased for all of Transportation Products’ key raw materials, most notably for steel, natural & synthetic rubber and carbon black, negatively impacting operating income.  Operating income was also negatively impacted by reduced production due to the decline in demand in the markets noted.  Price increases, organizational improvements, facility consolidations and cost reductions continue to be implemented across the tire and wheel business to offset these negative costs. Raw material costs have recently begun to stabilize, however our margins will be impacted through the beginning of 2009 as existing higher cost inventory is sold.

Applied Technologies: Third quarter 2008 net sales of $131.2 million increased 70% over net sales of $77.1 million in 2007.  The increase in sales included $53.7 million of sales from the Dinex and Carlyle acquisitions.  The foodservice business’ sales growth in janitorial/sanitary and international markets offset weakness in the general foodservice market which continues to feel the pressure of reduced consumer spending in casual dining.  Sales across all product lines in the interconnect technologies business were above the third quarter 2007 with most of the increase coming from RF/Microwave and aerospace products.

Third quarter 2008 operating income of $12.7 million increased 19% compared to the 2007 operating income of $10.7 million.  Raw material and freight cost increases negatively impacted margins for the foodservice business and were partially offset by selling price increases implemented in the third quarter.  Operating margins were also negatively impacted by the Boeing strike and the Boeing 787 program delay.  The uncertainty of the Boeing strike could negatively impact the fourth quarter operating profit in the interconnect technologies business.  Cost reduction initiatives are underway at both businesses in this segment.

Specialty Products: Net sales of $48.0 million in the third quarter of 2008 increased 12% compared to net sales of $43.0 million for the same period in 2007.  Strong global demand in the agriculture and mining market contributed to the sales growth for the off-highway brake business.  Demand continued to improve for the refrigerated truck bodies business, with backlog remaining strong for both businesses in this segment.  Third quarter 2008 operating income of $8.2 million increased 11% compared with operating income of $7.4 million in the third quarter 2007.

Other Income

Other income, net of $0.6 million for the third quarter 2008 compared with $51.0 million for the third quarter 2007.  Other income, net in 2007 included the pre-tax gain on the sale of Icopal.

Discontinued Operations

In April 2008, Carlisle announced the planned disposition of Power Transmission and Motion Control, our drive belt and on-highway brake businesses, respectively. Loss from discontinued operations of $0.2 million for the third quarter 2008 compared with a loss of $1.8 million for the third quarter 2007.  The loss from discontinued operations of $93.6 million for the nine months ended September 30, 2008 includes an after-tax impairment charge on the assets of these two businesses of $89.5 million which was included in the Company’s results for the first quarter ended March 31, 2008.  Carlisle expects to complete the disposition of these businesses by the end of 2008.

Net Income

Net income for the third quarter 2008 was $50.4 million, or $0.82 per diluted share, compared to net income of $82.5 million, or $1.31 per diluted share, for the third quarter 2007.  The decrease in net income was primarily due to the third quarter 2007 including an after-tax gain of $29.4 million related to the sale of Icopal.  Also, the increase in raw material cost more than offset the strong sales growth in the current quarter.

Year-to-Date

Net sales of $2,347.9 million for the nine months ended September 30, 2008 increased 15% as compared with $2,044.8 million for the same period in 2007 with increased sales across all segments.  September 30, 2008 year-to-date income from continuing operations of $135.7 million, or $2.21 per diluted share, compared with income from continuing operations of $172.2 million, or $2.74 per diluted share, for the same period 2007.  Net income for the nine months ended September 30, 2008 was $42.1 million, or $0.69 per diluted share, and included after-tax impairment charges of $89.5 million, or $1.46 per diluted share, related to the power transmission belt business and on-highway brake business.  Both businesses are reported in discontinued operations.  Net income for the nine months ended September 30, 2007 was $172.7 million, or $2.75 per diluted share, and included an after-tax gain of $29.4 million related to the sale of Icopal.

Cash Flow

Cash flow provided by operations of $142.1 million for the nine months ended September 30, 2008 compared with cash provided by operations of $134.6 million for the same period 2007.  Cash used for working capital and other assets and liabilities of $54.8 million in 2008 compared with cash used of $54.0 million in 2007.  Cash used in investing activities was $346.0 million in 2008 and included cash used for acquisitions of $294.8 million in 2008, primarily for the purchases of Dinex for the foodservice business and Carlyle for the interconnect technologies business.  Cash used in investing activities of $228.7 million in 2007 included the acquisition of Insulfoam for the Construction Materials segment.  Capital expenditures of $55.8 million in 2008 compared with $60.0 million in 2007.  Cash flow provided by financing activities of $219.5 million in 2008 included borrowings under the Company’s credit facility to fund the Dinex and Carlyle acquisitions. Cash used in financing activities of $24.5 million in 2007 included the retirement of $150.0 million in senior notes, partially offset by borrowings to fund the Insulfoam acquisition.

Conference Call and Webcast

The Company will discuss third quarter 2008 results on a conference call for investors on Tuesday, October 21, 2008 at 9:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until November 4, 2008.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice,  aerospace, and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended September 30

(In millions, except per share data)

(Unaudited)

	Third Quarter			Nine Months
	2008	2007*	% Change	2008	2007*	% Change
Net sales	$832.5	$730.4	14%	$2,347.9	$2,044.8	15%

Operating income	81.8	89.2	-8%	217.2	224.8	-3%

Income from continuing operations	50.6	84.3	-40%	135.7	172.2	-21%

(Loss) income from discontinued operations	(0.2)	(1.8)	NM	(93.6)	0.5	NM
Net income	$50.4	$82.5	-39%	$42.1	$172.7	-76%

Basic earnings (loss) per share
Continuing operations	$0.84	$1.36	-38%	$2.24	$2.78	-19%
Discontinued operations	(0.01)	(0.03)	67%	(1.54)	0.01	NM
Net income	$0.83	$1.33	-38%	$0.70	$2.79	-75%

Diluted earnings (loss) per share
Continuing operations	$0.83	$1.34	-38%	$2.21	$2.74	-19%
Discontinued operations	(0.01)	(0.03)	67%	(1.52)	0.01	NM
Net income	$0.82	$1.31	-37%	$0.69	$2.75	-75%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

	2008			2007*
Third Quarter	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$448.1	$60.8	13.6%	$417.0	63.8	15.3%
Transportation Products	205.2	8.7	4.2%	193.3	15.5	8.0%
Applied Technologies	131.2	12.7	9.7%	77.1	10.7	13.9%
Specialty Products	48.0	8.2	17.1%	43.0	7.4	17.2%
Subtotal	832.5	90.4	10.9%	730.4	97.4	13.3%
Corporate	—	(8.6)		—	(8.2)
Total	$832.5	$81.8	9.8%	$730.4	$89.2	12.2%

	2008			2007*
Nine Months	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$1,171.8	129.8	11.1%	$1,026.4	$139.8	13.6%
Transportation Products	691.0	53.7	7.8%	668.5	66.9	10.0%
Applied Technologies	350.7	36.0	10.3%	226.9	28.0	12.3%
Specialty Products	134.4	21.7	16.1%	123.0	19.4	15.8%
Subtotal	2,347.9	241.2	10.3%	2,044.8	254.1	12.4%
Corporate	—	(24.0)		—	(29.3)
Total	$2,347.9	$217.2	9.3%	$2,044.8	$224.8	11.0%

* 2007 figures have been restated to reflect discontinued operations and current segment reporting.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended September 30

(In millions except share and per share data)

(Unaudited)

	Third Quarter			Nine Months
	2008	2007	% Change	2008	2007	% Change
Net sales	$832.5	$730.4	14.0%	$2,347.9	$2,044.8	14.8%
Cost and expenses:
Cost of goods sold	668.4	570.8	17.1%	1,886.0	1,610.9	17.1%
Selling and administrative expenses	79.1	67.2	17.7%	234.9	199.9	17.5%
Research and development expenses	3.2	3.2	0.0%	9.8	9.2	6.5%

Operating income	81.8	89.2	-8.3%	217.2	224.8	-3.4%

Other income, net	(0.6)	(51.0)	-98.8%	(1.4)	(48.6)	NM
Interest expense, net	6.1	6.3	-3.2%	15.3	8.2	86.6%

Earnings before income taxes	76.3	133.9	-43.0%	203.3	265.2	-23.3%

Income tax expense	25.7	49.6	-48.2%	67.6	93.0	-27.3%

Income from continuing operations	50.6	84.3	-40.0%	135.7	172.2	-21.2%

(Loss) income from discontinued operations	(0.2)	(1.8)	NM	(93.6)	0.5	NM

Net income	$50.4	$82.5	-38.9%	$42.1	$172.7	-75.6%

Basic earnings (loss) per share
Continuing operations	$0.84	$1.36	-38.2%	$2.24	$2.78	-19.4%
Discontinued operations	(0.01)	(0.03)	-66.7%	(1.54)	0.01	NM
Basic earnings per share	$0.83	$1.33	-37.6%	$0.70	$2.79	-74.9%

Diluted earnings (loss) per share
Continuing operations	$0.83	$1.34	-38.1%	$2.21	$2.74	-19.3%
Discontinued operations	(0.01)	(0.03)	-66.7%	(1.52)	0.01	NM
Diluted earnings per share	$0.82	$1.31	-37.4%	$0.69	$2.75	-74.9%

Average shares outstanding - in thousands
Basic	60,528	61,984		60,543	61,817
Diluted	61,303	62,913		61,308	62,808

Dividends	$9.5	$9.0		$27.2	$25.8
Dividends per share	$0.155	$0.145	6.9%	$0.445	$0.415	9.6%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$101.7	$88.4
Receivables	461.4	333.0
Inventories	462.9	422.0
Prepaid expenses and other	72.4	68.8
Current assets held for sale	93.4	110.9
Total current assets	1,191.8	1,023.1
Property, plant and equipment, net	485.7	463.9
Other assets	611.6	418.7
Non-current assets held for sale	47.3	83.1
Total Assets	$2,336.4	$1,988.8

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$151.0	$58.6
Accounts payable	200.5	132.5
Accrued expenses	171.8	166.5
Current liabilities associated with assets held for sale	35.9	30.6
Total current liabilities	559.2	388.2
Long-term debt	423.2	262.8
Other liabilities	227.2	218.9
Shareholders’ equity	1,126.8	1,118.9
Total Liabilities and Shareholders’ Equity	$2,336.4	$1,988.8

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30

(In millions)

(Unaudited)

	2008	2007
Operating activities
Net income	$42.1	$172.7
Reconciliation of net earnings to cash flows:
Depreciation and amortization	53.3	49.8
Non-cash compensation	9.0	11.5
Excess tax benefits from share based compensation	—	(5.4)
Earnings from equity and other investments	(0.4)	(2.5)
Loss on writedown of assets	124.3	7.4
Foreign exchange gain	(1.4)	(3.7)
Deferred taxes	(30.7)	14.7
Loss (gain) on sale investments, property and equipment, net	0.1	(55.1)
Working capital and other assets and liabilities	(54.8)	(54.0)
Other	0.6	(0.8)
Net cash provided by operating activities	142.1	134.6
Investing activities
Capital expenditures	(55.8)	(60.0)
Acquisitions, net of cash	(294.8)	(189.7)
Proceeds from sale of property and equipment, net	4.1	20.9
Other	0.5	0.1
Net cash used in investing activities	(346.0)	(228.7)
Financing activities
Net change in short-term debt and revolving credit lines	(6.8)	(17.0)
Proceeds from long-term debt	360.0	0.4
Reductions of long-term debt	(100.0)	—
Dividends	(27.2)	(25.8)
Excess tax benefits from share based compensation	—	5.4
Treasury shares and stock options, net	(1.7)	—
Treasury share repurchases	(4.8)	12.5
Net cash provided by (used in) financing activities	219.5	(24.5)
Effect of exchange rate changes on cash	(2.3)	(0.5)
Change in cash and cash equivalents	13.3	(119.1)
Cash and cash equivalents
Beginning of period	88.4	144.0
End of period	$101.7	$24.9